Exhibit 99.4

FORM OF
SECOND AMENDMENT TO PROMISSORY NOTE

THIS SECOND AMENDMENT TO PROMISSORY NOTE is made as of September 1, 2006 (the “Amendment”), by and between _________ (the “Holder”) and Health Discovery Corporation, a Texas corporation (the “Company”).

RECITALS

A.    The Company executed and delivered to Holder that certain Promissory Note dated as of July 30, 2004, payable to the order of the Holder in the principal amount of _________ Dollars ($_______) (the “Note”). The Note provides for the principal balance to be paid in full on the sixteenth month anniversary of the Initial Payment Date.

B.    Pursuant to that certain First Amendment to Promissory Note dated as of December 29, 2005 (the “First Amendment”), the Company and Holder agreed to, among other things, an extension of the maturity date of the Note to October 31, 2007.

C.    The Company has negotiated a loan in the principal amount of $1,000,000.00 (the “Loan”), proceeds of which will be used for general working capital purposes, and one condition of the Loan is Holder’s execution of this Agreement.

D.    The Company has requested, and the Holder has agreed to an extension of the maturity date for payment of the indebtedness evidenced by the Note to September 1, 2008, and the parties wish to memorialize their agreement in writing.

NOW, THEREFORE, for and in consideration of the mutual agreements herein stated, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Holder and the Company agree as follows:

1.    Maturity Date.    All references on page 1 of the Note, as amended by the First Amendment, to payments due on the twelfth and sixteenth month anniversary of the Initial payment Date shall be deleted, and September 1, 2008 shall be substituted therefore, which thereby extends the Maturity Date to September 1, 2008.

2.    Holder Conditions.    This Amendment shall not be effective until the Company receives the proceeds of the Loan.

3.    No Other Amendment or Waiver.    The Note, as amended by the First Amendment and this Amendment, remains in full force and effect in accordance with its terms, and Holder and the Company hereby ratify and confirm the same.

4.    Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one instrument.

5.    Successors and Assigns.   This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

6.    Section References.    Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever.

IN WITNESS WHEREOF, the Holder and the Company have executed this Amendment as of the day and year first written above.

HOLDER HEALTH DISCOVERY CORPORATION By: _________________________________________ Name: Daniel Furth Title: Executive Vice President